Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Cadmus Communications Corporation and in the related prospectuses of our report dated September 19, 2005, with respect to the Consolidated Financial Statements and schedules of Cadmus Communications Corporation, included in this Annual Report (Form 10-K) for the year ended June 30, 2006.

Registration Statement Number	Description
333-39185	Form S-8
033-50871	Form S-8
333-23099	Form S-8
033-56653	Form S-8
33-10214	Form S-8
33-87690	Form S-8
333-69183	Form S-8
333-69185	Form S-8
2-90742	Form S-8
033-62655	Form S-3
333-83121	Form S-4
333-84390	Form S-8
333-118509	Form S-4
333-120355	Form S-8
333-120354	Form S-8

/s/ Ernst & Young LLP

Richmond, Virginia
September 12, 2006